Exhibit 99.1

EPIRUS Biopharmaceuticals Reports First Quarter 2015 Financial Results

BOSTON—(GlobeNewswire)—May 12, 2015—EPIRUS Biopharmaceuticals, Inc. (Nasdaq: EPRS), a Boston-based biopharmaceutical company focused on the global development and commercialization of biosimilar monoclonal antibodies, today announced financial results for the first quarter ended March 31, 2015.

“We started the year off by raising close to $53 million from our public offering, enabling us to strengthen our balance sheet and add new long-term shareholders,” stated Amit Munshi, President and Chief Executive Officer, EPIRUS Biopharmaceuticals.  “We remain focused on advancing our pipeline and executing against our upcoming milestones, including several important partnerships.”

First Quarter 2015 Corporate Highlights

•                  In February 2015, EPIRUS closed a public offering of approximately $53 million in gross proceeds, which will be used to progress its global BOW015 (infliximab, reference biologic Remicade®) clinical program and to advance the development of EPIRUS’ other product candidates, as well as for general corporate and working capital purposes.

First Quarter 2015 Financial Highlights

•                  Research and Development expenses were $3.1 million for the first quarter of 2015 compared to $3.5 million for the first quarter of 2014, a decrease of $0.4 million.  The decrease was primarily driven by reduced external BOW015 expenses offset in part by two factors — higher development expenses related to the Company’s other pipeline products and higher employee-related expenses due to increased headcount.

•                  General and Administrative expenses were $4.2 million for the first quarter of 2015 compared to $2.7 million for the first quarter of 2014, an increase of $1.5 million.  The increase was primarily driven by higher employee-related expenses due to increased headcount and professional fees resulting from public reporting requirements.

•                  Other income (expense) was $(0.3) million for the first quarter of 2015 compared to $(1.4) million for the first quarter of 2014, a decrease of $1.1 million.  The decrease was primarily driven by lower interest expense related to convertible notes that were converted to equity in the second quarter of 2014.

•                  The net loss for the first quarter of 2015 was $7.5 million, compared to a net loss of $7.6 million for the first quarter of 2014.

•                  Cash and cash equivalents totaled $61.5 million at March 31, 2015.

Anticipated Upcoming Milestones

•                  BOW015 additional market filings and regional partnerships (Latin America, Asia) — filings throughout 2015

•                  BOW050 partnership(s) — 1H15

•                  BOW015 US/EU partnership — 2H15

•                  Initiation of BOW015 global phase 3 — 4Q15/1Q16

About EPIRUS Biopharmaceuticals

EPIRUS Biopharmaceuticals (Nasdaq:EPRS) is a global biosimilar company focused on improving patient access to important medicines.  EPIRUS’ operationally synergistic pipeline of biosimilar product candidates includes BOW015 (infliximab), BOW050 (adalimumab) and BOW070 (tocilizumab).  The reference products for these candidates — Remicade®, Humira® and Actemra®, respectively — together generated $23 billion in global sales for 2014, according to EvaluatePharma®.  EPIRUS has developed distinct strategies to access its targeted markets with the goal to build a profitable and sustainable biosimilar business.  For more information visit EPIRUS’ website at www.epirusbiopharma.com.

Cautionary Statement Regarding Forward-Looking Statements

Various statements in this release, including, but not limited to, statements relating to prospects for EPIRUS’ potential filings and partnerships, plans for a global clinical program for BOW015, future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In addition, when or if used in this document, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to EPIRUS or its management may identify forward-looking statements.  EPIRUS cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by EPIRUS to secure and maintain relationships with collaborators and single-source contract manufacturers; risks relating to clinical trials; risks relating to the commercialization, if any, of EPIRUS’ proposed product candidates (such as marketing, regulatory, product liability, supply, competition, and other risks); dependence on the efforts of third parties; dependence on intellectual property; risks related to the loss of any of EPIRUS’ key management personnel; risks that EPIRUS may lack the financial resources and access to capital to fund proposed operations and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of EPIRUS’ annual report on Form 10-K for the fiscal year ended December 31, 2014 which is on file with the SEC and available on the SEC’s website at www.sec.gov.  In addition to the risks described above and in EPIRUS’ annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect EPIRUS’ results. There can be no assurance that the actual results or developments anticipated by EPIRUS will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, EPIRUS. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to EPIRUS or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein.  EPIRUS cautions investors not to rely too heavily on the forward-looking statements EPIRUS’ makes or that are made on its behalf.  The information in this release is provided only as of the date of this release, and EPIRUS undertakes no obligation or intention to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Statements

EPIRUS Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Revenue	$25	$—

Operating expenses:
Research and development	3,079	3,504
General and administrative	4,168	2,718
Total operating expenses	7,247	6,222
Loss from operations	(7,222)	(6,222)

Other income (expense):
Interest expense, net	(281)	(1,219)
Change in fair value of warrant liability	—	(100)
Other income and tax (expense), net	(18)	(78)
Total other income (expense)	(299)	(1,397)
Net loss	$(7,521)	$(7,619)
Net loss per share—basic and diluted	$(0.39)	$(28.90)
Weighted-average number of common shares used in net loss per share calculation—basic and diluted	19,284,653	263,611

EPIRUS Biopharmaceuticals, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	March 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$61,546	$21,462
Prepaid expenses and other current assets	1,820	1,556
Property and equipment, net	665	704
In-process research and development	5,500	5,500
Intangible assets, net	3,548	3,605
Goodwill	16,363	16,363
Other assets, noncurrent	2,043	2,199
Total assets	$91,485	$51,389

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued expenses	$5,380	$6,584
Debt	7,298	7,282
Deferred tax	2,858	2,904
Deferred revenue	1,239	996
Other liabilities	1,090	1,222
Stockholders’ equity	73,620	32,401
Total liabilities and stockholders’ equity (deficit)	$91,485	$51,389

Remicade is a registered trademark of Johnson and Johnson (www.jnj.com)

Humira is a registered trademark of AbbVie (www.abbvie.com)

Actemra is a registered trademark of Chugai Seiyaku Kabushiki Kaisha Corp., a member of the Roche Group (www.gene.com)

Infimab is a registered trademark of Ranbaxy Laboratories (www.ranbaxy.com)

Contact Information:

Jennifer Almond, EPIRUS Biopharmaceuticals, Inc.

+1-617-606-3288

ir@epirusbiopharma.com

Source: EPIRUS Biopharmaceuticals, Inc.